EXHIBIT 99.01

August 30, 2004

Mark R. Kent

Re:	Offer of Employment as Chief Financial Officer

Dear Mr. Kent:

     Transmeta Corporation (“Transmeta” or the “Company”) is very pleased to offer you a position as Chief Financial Officer. Everyone who met with you during the interview process was very impressed and believes that you can make a major contribution. On behalf of the Company and the Board of Directors, I am delighted to welcome you and look forward to working with you.

     Your position would be full time, reporting to me as a member of executive staff. Your starting annual base salary would be $250,000, and you would also be eligible to participate in the Company’s executive bonus plan, with a target bonus of 40 percent of your base salary. The Company is currently reviewing its executive bonus plan, and so will guarantee payment of at least half of your target quarterly bonus for the remainder of the current quarter and for the fourth quarter of 2004.

     Subject to approval by the Company’s Board of Directors, you would also be granted a stock option. Senior management will recommend to the Board of Directors that you be granted an option to purchase up to 1,000,000 shares of Transmeta common stock at fair market value measured by the market closing price on your starting date. Your option would vest over a four-year period, beginning on your starting date. This stock option is not a promise of compensation and is not intended to create any employment obligation on the part of the Company.

     You would also be eligible to participate in the Company’s executive retention and severance plan, as amended, as a Category I Person. This invitation to participate in the Company’s executive retention and severance plan is not a promise of compensation and is not intended to create any employment obligation on the part of the Company, except to the extent of the benefits expressly provided for in that plan.

     As an employee of Transmeta, you would also be eligible to participate in several Company-sponsored benefits plans, including medical, dental, vision, life, and disability insurance, a Flexible Spending Plan, and a 401K Plan.

Mark R. Kent
August 30, 2004

     This offer contemplates an at-will employment relationship, which can be terminated by you or by Transmeta for any reason, with or without cause, without further obligation or liability (except that Transmeta will pay you salary and related compensation through your last date worked, and any benefits to which you are entitled pursuant to the executive retention and severance plan).

     Your employment is contingent upon (1) your executing the enclosed Proprietary Information and Inventions Agreement, and (2) your providing the legally required proof of identity and eligibility to work in the United States.

     To confirm your acceptance of this offer, please sign and date one copy of this letter and return it to me. You may retain the other copy for your records. This letter, along with the other agreements referred to above, set out the terms of your employment relationship with Transmeta. This agreement supersedes any prior representations or agreements between you and Transmeta, whether written or oral.

     Congratulations on joining Transmeta. We all look forward to working with you.

Very truly yours,
/s/ Matthew R. Perry
Matthew R. Perry
President & Chief Executive Officer

Accepted By: /s/ Mark R. Kent	Date: August 31, 2004

Enclosure: Transmeta Proprietary Information and Inventions Agreement